EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BRIDGELINE SOFTWARE, INC.

Pursuant to Section 242
of the General Corporation Law of
the State of Delaware

Bridgeline Software, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

At a meeting held on February 12, 2010, resolutions were duly adopted by the Board of Directors, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable.  The Stockholders of the Corporation duly approved said proposed amendment at the 2010 Annual Meeting of Stockholders, held on March 19, 2010, in accordance with Sections 211 and 242 of the General Corporation Law of the State of Delaware.  The resolution setting forth the amendment is as follows:

RESOLVED:  That Article FIRST of the Certificate of Incorporation of the Corporation be and hereby is amended to read in its entirety as follows:

FIRST:  The name of the Corporation is Bridgeline Digital, Inc.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 19th day of March, 2010.

BRIDGELINE SOFTWARE, INC.

By:	/s/ Thomas L. Massie
Name: Thomas L. Massie
Title: President and Chief Executive Officer